As filed with the Securities and Exchange Commission on August 29, 2003

Registration Nos. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIMON Incorporated

(Exact name of registrant as specified in its charter)

Virginia	5159	54-1746567
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

512 Bridge Street

Danville, Virginia 24541

(434) 792-7511

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

James A. Cooley

Senior Vice President and Chief Financial Officer

DIMON Incorporated

512 Bridge Street

Danville, Virginia 24541

(434) 792-7511

(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Thurston R. Moore, Esq.

Randall S. Parks, Esq.

Hunton & Williams LLP

951 East Byrd Street

Richmond, Virginia 23219

(804) 788-8200

(804) 788-8218 (Fax)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed exchange offer described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Bond	Maximum Aggregate Offering Price	Amount of Registration Fee

7 3/4% Senior Notes Due 2013	$125,000,000	100%	$125,000,000	$10,112.50

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated                     , 2003

PROSPECTUS

[DIMON Logo]

OFFER TO EXCHANGE

Up to $125,000,000 Principal Amount Outstanding

7¾% Senior Notes due 2013

for

a like Principal Amount of

7¾% Senior Exchange Notes due 2013

that have been Registered under the Securities Act of 1933

The exchange offer will expire at 5:00 p.m. New York City time on                     , 2003, unless we extend the exchange offer in our sole and absolute discretion.

Interest Payable June 1 and December 1, Beginning December 1, 2003

•	All existing 7¾% Notes due 2013 (the “Old Notes”) that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for an equal principal amount of 7¾% Senior Exchange Notes due 2013 (the “Exchange Notes”) that are registered under the Securities Act of 1933.

•	The exchange of Old Notes for Exchange Notes will not be a taxable event for U.S. federal income tax purposes.

•	We do not intend to list the Exchange Notes on any national securities exchange or NASDAQ.

You should carefully consider the risk factors beginning on page 10 of this prospectus before participating in the exchange offer or investing in the Exchange Notes issued in the exchange offer.

We are not making this exchange offer in any state or jurisdiction where it is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2003.

Each broker-dealer that receives Exchange Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending not less than 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

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MARKET, RANKING AND OTHER DATA

We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Unless otherwise indicated, market data are estimates based upon information collected by us in the ordinary course of business. The cited industry publications and surveys do not guarantee the accuracy and completeness of such information. While we believe that these studies and publications are reliable, we have not independently verified such data, and make no representation as to the accuracy of such information.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the Exchange Notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents. Since these summaries may not contain all of the information that you may find important, you should review the full text of these documents. We have filed certain of these documents as exhibits to our registration statement.

Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

DIMON Incorporated

512 Bridge Street

Danville, Virginia 24541

Attention: Investor Relations.

Oral requests should be made by telephoning (434) 792-7511.

In order to obtain timely delivery, you must request the information no later than                     , 2003, which is five business days before the expiration date of the exchange offer.

The registration statement, as well as such reports, exhibits and other information filed by us with the SEC can also be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information about its public reference room. Our SEC filings are also available without charge on the SEC’s Internet site at http://www.sec.gov.

In addition, because our common stock is listed on the New York Stock Exchange, you may read our reports, proxy statements, and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

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PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, the information described under the heading “Risk Factors” and the other documents to which we have referred you, prior to deciding whether tender your Old Notes to invest in the Exchange Notes. The term “Old Notes” refers to the unregistered 7¾% notes due 2013 that were issued on May 27, 2003 to qualified institutional buyers in a Rule 144A private placement. In this prospectus, unless the context otherwise requires, the terms “DIMON,”“the Company,” “we,” “us” and “our” collectively refer to DIMON Incorporated and its direct and indirect subsidiaries combined, unless the context clearly indicates otherwise.

The Exchange Offering

On May 30, 2003, we completed the private offering of an aggregate principal amount of $125,000,000 of Old Notes. We entered into a registration rights agreement with the initial purchasers (the “Registration Rights Agreement”) in which we agreed, among other things, to deliver to you this prospectus and to offer to exchange your Old Notes for Exchange Notes with substantially identical terms. If the exchange offer is not completed by Monday, December 29, 2003, we will be required to pay you liquidated damages. You should read the discussion under the heading “Description of Exchange Notes” for further information regarding the Exchange Notes.

We believe you may resell the Exchange Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the Exchange Notes.

The Company

We are the second largest independent leaf tobacco merchant in the world with an estimated 30% share of the market for internationally-traded leaf tobacco. We select, purchase, process, store, pack and ship tobacco grown in more than 40 countries, servicing manufacturers of cigarettes and other consumer tobacco products sold in approximately 90 countries around the world. Our revenues primarily comprise sales of processed tobacco and fees charged for processing and related services to manufacturers of tobacco products. We deal primarily in flue-cured, burley, and oriental tobaccos that are used in international brand cigarettes. We do not manufacture cigarettes or other consumer tobacco products. For the year ended June 30, 2003, our total sales and other revenue was $1.27 billion.

We have developed an extensive international network through which we purchase, process and sell leaf tobacco grown throughout the world. We maintain a presence, and in some cases a leading position, in most tobacco growing regions in the world, including the principal export markets for flue-cured and burley tobacco: the United States, Brazil, Zimbabwe and Malawi. We process tobacco in 29 facilities around the world. Each type of tobacco is separated into different grades based on quality and then blended to meet each customer’s specifications. The tobacco is processed through a complex mechanized threshing and separating operation and then dried to meet precise moisture levels in accordance with the customer’s specifications. The processing of leaf tobacco is an essential service to our customers because the quality of processed leaf tobacco substantially affects the cost and quality of the manufacturer’s end product.

We sell our processed tobacco primarily to large multinational cigarette manufacturers, including Altria Group, Inc., Japan Tobacco, Lorillard, RJR Tobacco, Imperial Tobacco, British American Tobacco and others. In the fiscal year ended June 30, 2003, we delivered approximately 19% of our tobacco sales to customers in the U.S., approximately 41% to customers in Europe and the remainder to customers located in Asia, Africa and elsewhere. Our customers generally pay the carrying and shipping costs for all committed tobacco after our initial receipt, substantially reducing carrying costs associated with a large portion of our inventory. Through our predecessor companies, we have a long operating history in the leaf tobacco industry and have maintained relationships with many of our major customers for over 60 years, with some of these relationships beginning in the early 1900s. We were formed through the 1995 merger of Dibrell Brothers, Incorporated, founded in 1873, and Monk-Austin, Inc., founded in 1907.

Our executive and administrative offices are located at 512 Bridge Street, Danville, Virginia 24541. Our telephone number is (434) 792-7511.

Summary of Risk Factors

You should read the “Risk Factors” section of this prospectus as well as the other cautionary statements contained or incorporated by reference in this prospectus before tendering your Old Notes for Exchange Notes or making an investment in the Exchange Notes. The following is a summary of the risks that are discussed in detail in this prospectus:

Risks Relating to the Exchange Offer

•	Holders who fail to exchange their Old Notes will continue to be subject to restrictions on transfer

•	You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes

•	Some holders who exchange their Old Notes may be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction

Risks Related to Our Indebtedness and the Old Notes and Exchange Notes

•	Our significant debt service obligations will limit our cash flow and affect how we operate our company

•	A court could declare the Old Notes and Exchange Notes junior in right of payment or take other actions under fraudulent transfer statutes that are detrimental to you

•	We may not have sufficient funds to repay the Old Notes and Exchange Notes upon a change of control

•	If an active trading market for the Exchange Notes does not develop, the liquidity and the value of the Exchange Notes could be harmed

•	Our holding company structure means that the Old Notes Exchange Notes will be effectively subordinated to the creditors of our subsidiaries

Risks Related to Our Operations and the Tobacco Industry

Please review the risk factors under the heading “Factors that May Affect Future Results” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2003 filed on August 28, 2003, which is incorporated herein by reference.

Summary of the Exchange Offer

We summarize the material terms of the exchange offer below. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the Exchange Notes.

The Exchange Offer

We are offering to exchange up to $125 million in aggregate principal amount of Exchange Notes, which have been registered under the Securities Act, for up to $125 million in aggregate principal amount of Old Notes, which we issued on May 27, 2003 in a private offering.

In order for your Old Notes to be exchanged, you must properly tender them prior to the expiration of the exchange offer. Except as set forth below under “The Exchange Offer—Terms of the Exchange Offer,” all Old Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue Exchange Notes as soon as practicable after the expiration of the exchange offer.

Old Notes may be exchanged for Exchange Notes only in integral multiples of $1,000.

We believe that the Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration or prospectus delivery provisions of the Securities Act if:

	•	you are acquiring the Exchange Notes in the ordinary course of your business;

	•	you are not participating, do not intend to participate, and have no arrangements or understanding with any person to participate, in the distribution of the Exchange Notes issued to you; and

	•	you are not an affiliate, under Rule 405 of the Securities Act, of ours.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against such liability.

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with those resales.

Broker-dealers that acquired Old Notes directly from us in the initial offering and not as a result of market making or other trading activities must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange

Notes, and cannot use the prospectus in connection with resales of the Exchange Notes.

Registration Rights Agreement	We sold the Old Notes on May 27, 2003 to the initial purchasers of the Old Notes. Simultaneously with that sale, we signed a registration rights agreement with the initial purchasers that requires us to conduct this exchange offer. You have the right pursuant to the registration rights agreement to exchange your Old Notes for Exchange Notes with substantially identical terms. This exchange offer is intended to satisfy these registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to Old Notes you do not tender for exchange.

Consequences of Failure to Exchange Your Old Notes

If you do not exchange your Old Notes for Exchange Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer provided in the Old Notes and the indenture. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register any untendered Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for untendered Old Notes and tendered but unaccepted Old Notes will be adversely affected.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless extended in our sole and absolute discretion, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

Withdrawal Rights	You may withdraw your tender of Old Notes at any time prior to the expiration date by delivering written notice of your withdrawal to the exchange agent in accordance with the withdrawal procedures described in this prospectus. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any Old Notes that you tendered but that were not exchanged.

Terms of the Exchange Offer	We will not be required to accept Old Notes for exchange if:

• the exchange offer would violate applicable law or SEC interpretations or any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer; or

• you do not tender your Old Notes in compliance with the terms of the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered. We reserve the right to terminate the exchange offer if certain specified conditions have not been satisfied and to waive any condition or extend the exchange offer or otherwise amend the terms of the exchange offer in any respect. Please read the section “The Exchange Offer—Terms of the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes and Representations	If your Old Notes are held through The Depository Trust Company (“DTC”) and you wish to participate in the exchange offer, you may do so through one of the following methods:

	•	Delivery of a Letter of Transmittal. You must complete and sign a letter of transmittal in accordance with the instructions contained in the letter of transmittal and forward the letter of transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of the Old Notes; or

	•	Automated Tender Offer Program of The DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

Under both methods, by signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

	•	any Exchange Notes that you receive are being acquired in the ordinary course of your business;

	•	you have no arrangement or understanding with any person or entity to participate in any distribution of the Exchange Notes;

	•	you are not engaged in and do not intend to engage in any distribution of the Exchange Notes;

	•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

	•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

Please do not send your letter of transmittal or certificates representing your Old Notes to us. Those documents should only be sent to the exchange agent.

Questions regarding how to tender and requests for information should be directed to the exchange agent.

Special Procedures For Beneficial Owners

If you own a beneficial interest in Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the Old Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Consequences of Not Complying with Exchange Offer Procedures

You are responsible for complying with all exchange offer procedures. You will only receive Exchange Notes in exchange for your Old Notes if, prior to the expiration date, you deliver to the exchange agent:

	•	the letter of transmittal, properly completed and duly

executed;

• any other documents or signature guarantees required by the letter of transmittal;

• certificates for the Old Notes or a book-entry confirmation of a book-entry transfer of the Old Notes into the exchange agent’s account at DTC.

Any Old Notes you hold and do not tender, or which you tender but which are not accepted for exchange, will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement. You will not have any appraisal or dissenters’ rights in connection with the exchange offer. You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration of the exchange offer. Neither the exchange agent nor we has any duty to inform you of defects or irregularities with respect to your tender of Old Notes for exchange. We reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes.

Guaranteed Delivery Procedures	If you wish to tender your Old Notes and cannot comply, prior to the expiration date, with the applicable procedures for tendering Old Notes described above and under “The Exchange Offer—Procedures for Tendering,” you must tender your Old Notes according to the guaranteed delivery procedures described in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

U.S. Federal Income Tax Considerations	The exchange of Old Notes for Exchange Notes in the exchange offer will not be a taxable event for United States federal income tax purposes. Please read “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes. The net proceeds from the sale of the Old Notes were used to redeem our existing 8 7/8% Senior Notes Due 2006. See “Use of Proceeds.”

The Exchange Agent	We have appointed SunTrust Bank as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows: SunTrust Bank, Corp Trust Dept; HDQ 5310, 919, East Main Street, Richmond, Virginia 23219; Attention: Nancy Harrison, (804) 782-5726. Eligible institutions may make requests by facsimile at (804) 782-7855.

Summary of the Terms of the Exchange Notes

This exchange offer relates to the exchange of up to $125 million in aggregate principal amount of Exchange Notes for an equal principal amount of Old Notes. The Old Notes were issued on May 27, 2003. The form and terms of the Exchange Notes are substantially identical to the form and terms of the Old Notes, except the Exchange Notes will be registered under the Securities Act. Therefore, the Exchange Notes will not bear legends restricting their transfer. The Exchange Notes will evidence the same debt as the Old Notes, which they are replacing, and both the Old Notes and the Exchange Notes are governed by the same indenture.

Issuer	DIMON Incorporated, a Virginia corporation.

Securities	$125 million in aggregate principal amount of 7¾% Senior Notes due 2013.

Maturity	June 1, 2013.

Interest Rate and Payment Dates	Annual rate: 7¾%. Payment frequency: every six months on June 1 and December 1. First payment: December 1, 2003.

Optional Redemption	We may redeem:

• all or part of the original principal amount of the Exchange Notes beginning on June 1, 2008, at the redemption prices stated in “Description of Exchange Notes—Redemption,” plus accrued and unpaid interest on the Exchange Notes to be redeemed; and

• up to 35% of the Exchange Notes at any time prior to June 1, 2006, at a price of 107.75% of the principal amount of the Exchange Notes, plus accrued and unpaid interest, with the proceeds of certain public equity offerings of our company

Ranking	The Exchange Notes will be unsecured senior obligations of the Company. The Exchange Notes will rank equal in right of payment with all our other existing and future senior unsecured obligations. The Exchange Notes will effectively rank behind any of our current or future indebtedness that is secured by any of our assets to the extent of the value of such assets, even if such indebtedness expressly provides that it is not senior to the Exchange Notes. In the future, we may issue debt that ranks senior, equal or subordinate to the Exchange Notes. The Exchange Notes will also effectively rank behind any of the debt and liabilities of our subsidiaries, except for any of our subsidiaries that guaranty our obligations under the Exchange Notes.

Change of Control	Upon a change in control, defined as the acquisition by any persons of beneficial ownership of 30% or more of the outstanding shares of our common stock, transfers of substantially all of our assets, certain substantial changes in our Board of Directors and certain consolidations or mergers of the Company involving a significant change in shareholdings, the Company will be required to make an offer to repurchase outstanding Exchange Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase. See “Description of Exchange

Notes—Change of Control.”

Note Guarantees	Each of our material domestic subsidiaries will be required to guaranty our obligations under the Exchange Notes. As of the date hereof, we have no material domestic subsidiaries and none of our subsidiaries guarantees our obligations under the Exchange Notes.

Basic Indenture Covenants	We will issue the Exchange Notes under an indenture that will contain certain covenants that, among other things, limit our ability to:

	•	transfer or issue shares of capital stock of subsidiaries to third parties,

	•	pay dividends or make certain other payments,

	•	incur additional indebtedness,

	•	issue preferred stock,

	•	incur liens to secure our indebtedness,

	•	apply net proceeds from certain asset sales,

	•	enter into certain transactions with affiliates,

	•	merge with or into any other person, or

	•	enter into certain sale and leaseback transactions.

See “Description of Exchange Notes—Certain Covenants.”

Exchange Offer; Registration Rights

We agreed to offer to exchange the Old Notes for a new issue of identical debt securities registered under the Securities Act of 1933 as evidence of the same underlying obligation of indebtedness. This exchange offer is in satisfaction of that agreement. We have also agreed to provide a shelf registration statement to cover resales of the Old Notes under certain circumstances. If we fail to satisfy these obligations, we have agreed to pay liquidated damages to holders of the Old Notes under specified circumstances until we satisfy our obligations.

Use of Proceeds	We will not receive any proceeds upon the completion of the exchange offer. See “Use of Proceeds.”

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

RISK FACTORS

An investment in the Exchange Notes involves a high degree of risk. You should carefully consider the risks described below and the risks described in our Annual Report on Form 10-K for the year ended June 30, 2003 under the headings “Factors that May Affect Future Results-Risks Relating to Our Operations” and “-Risks Relating to the Tobacco Industry” in addition to all other information provided to you in this prospectus before making an investment in the Exchange Notes. You should also carefully consider the information entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference in this prospectus. The following factors contain certain forward-looking statements involving risks and uncertainties. Our actual results may differ materially from the results anticipated in these forward-looking statements.

Risks Relating to the Exchange Offer

Holders who fail to exchange their Old Notes will continue to be subject to restrictions on transfer.

If you do not exchange your Old Notes for the Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes in a transaction not subject to the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. If you are still holding any Old Notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to limited exceptions, if applicable). After the exchange offer is completed, we will not be required, and we do not intend, to register the Old Notes under the Securities Act. In addition, if you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes would be adversely affected.

Holders must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

We will issue the Exchange Notes in exchange for the Old Notes only after we have timely received your Old Notes, along with a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, if you want to tender your Old Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor DIMON is under any duty to give notification of defects or irregularities in the tender of Old Notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2003, or on a later extended date and time as we may decide (the “Expiration Date”).

The Exchange Notes and any Old Notes which remain outstanding after the exchange offer will vote together as a single class for purposes of determining whether the required percentage of holders have taken certain actions or exercised certain rights under the Indenture.

Some holders who exchange their Old Notes may be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include that you are not an “affiliate” of ours within the meaning of Rule 405 under the

Securities Act, that you acquired your Exchange Notes in the ordinary course of your business and that you have no arrangement with any person to participate in the distribution of such Exchange Notes. However, we have not submitted a no-action letter to the SEC regarding this exchange offer and we cannot assure you that the SEC would make a similar determination with respect to this exchange offer. If you are an affiliate of DIMON, are engaged in or intend to engage in or have any arrangement or understanding with respect to a distribution of the Exchange Notes to be acquired pursuant to the exchange offer, you will be subject to additional limitations. See “The Exchange Offer—Resale of the Exchange Notes.”

Risks Relating To Our Indebtedness and the Old Notes and Exchange Notes

We have substantial debt that may adversely affect us by limiting future sources of financing, interfering with our ability to pay interest and principal on the Old Notes and Exchange Notes and subjecting us to additional risks.

We have a significant level of debt and debt service obligations. We had, as of June 30, 2003, $636.3 million of outstanding indebtedness. We also had the ability to incur $165.0 million of additional debt under our senior credit facility. In addition, the Indenture governing the Old Notes and Exchange Notes allows us to incur additional indebtedness under certain circumstances. If we add new indebtedness to our current indebtedness levels, the related risks that we now face could increase. See “Capitalization,” “Selected Consolidated Financial Data” and “Description of Exchange Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Our substantial debt will have important consequences, including:

•	our indebtedness may limit our ability to obtain additional financing on satisfactory terms and to otherwise fund working capital, capital expenditures, debt refinancing, acquisitions and other general corporate requirements;

•	a significant portion of our cash flow from operations must be dedicated to paying interest on and the repayment of the principal of our indebtedness. This reduces the amount of cash we have available for other purposes and makes us more vulnerable to a decrease in demand for leaf tobacco or to increases in our operating costs;

•	our failure to comply with the financial and other covenants applicable to our debt could result in an event of default, which, if not cured or waived, could have a material adverse effect on us; and

•	our ability to adjust to changing market conditions and to compete with other global leaf tobacco merchants may be hampered by the amount of debt we owe.

In addition, the indenture governing the Exchange Notes, other indentures governing our other Senior Notes, and the credit agreement under our Credit Facility each contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debts.

A court could declare the Old Notes and Exchange Notes junior in right of payment or take other actions under fraudulent transfer statutes that are detrimental to you.

Under federal or state fraudulent transfer laws, an unpaid creditor or representative of creditors, including a trustee in bankruptcy, could file a lawsuit claiming that the issuance of the Old Notes and Exchange Notes constituted a fraudulent conveyance. If a court were to find that there has been a fraudulent conveyance, it could:

•	avoid all or a portion of our obligations to you under the Old Notes and Exchange Notes and the Indenture, including any Note Guarantee;

•	subordinate our obligations to you under the Old Notes and Exchange Notes or any Note Guarantee to our obligations to our other existing and future creditors, entitling other creditors to be paid in full before any payment is made on the Old Notes and Exchange Notes or any Note Guarantee; and

•	take other action detrimental to you, including, in some circumstances, invalidating the Old Notes and Exchange Notes or any Note Guarantee.

If a court were to take any of those actions, we cannot assure you that you would ever be repaid.

We may not have sufficient funds to repay the Old Notes and Exchange Notes upon a change of control.

If we experience certain changes of control, you will have the right to require us to purchase your Old Notes and Exchange Notes at a purchase price equal to 101% of the principal amount of your Old Notes and Exchange Notes plus accrued and unpaid interest. In such circumstances, we may also be required to repay our other outstanding debts or obtain consents that may be required to permit us to purchase your Old Notes and Exchange Notes. If we cannot repay our debts or obtain the needed consents, we may be unable to purchase the Old Notes and Exchange Notes. This would be an event of default under the Indenture. Upon a change of control, we cannot guarantee you that we will have sufficient funds to make any required payments, including purchases of the Old Notes and Exchange Notes, as described above. See “Description of Exchange Notes—Change of Control.”

The events that qualify as a change of control under the Indenture may also be events of default under other indebtedness. If we cannot repay such borrowings when due, the lenders could proceed against any collateral securing such indebtedness.

There may be no active trading market for the Exchange Notes to be issued in the exchange offer.

There is no existing market for the Exchange Notes. We cannot assure you with respect to:

•	the liquidity of any market for the Exchange Notes that may develop;

•	your ability to sell Exchange Notes; or

•	the price at which you will be able to sell the Exchange Notes.

If a public market were to exist, the Exchange Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. We do not intend to list the Exchange Notes to be issued to you in the exchange offer on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the Exchange Notes is currently anticipated. The initial purchasers of the Old Notes have advised us that they currently anticipate making a secondary market for the Exchange Notes, but they are not obligated to do so. We cannot assure you that an active or liquid public trading market will develop for the Exchange Notes.

Our holding company structure means that the Old Notes and Exchange Notes will be effectively subordinated to the creditors of our subsidiaries.

Because a substantial part of our assets consists of the capital stock of our subsidiaries, our creditors, including the holders of the Old Notes and Exchange Notes, will effectively rank junior to all creditors (including unsecured creditors) of our subsidiaries, other than any guarantors of the Old Notes and Exchange Notes, if any, with respect to the assets of such subsidiaries, notwithstanding that the Old Notes and Exchange Notes will be senior obligations of our company. Our ability to meet our debt service and principal repayment obligations will depend upon receiving cash flow from our subsidiaries. Approximately 76.9% of our revenues for the year ended June 30, 2003 were attributable to our subsidiaries. In addition, our right to receive the assets of any of these subsidiaries upon liquidation or reorganization of such subsidiary (and the consequent right of the holders of the Old Notes and Exchange Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. As of June 30, 2003, after giving effect to the offering of the Old Notes and the use of the proceeds thereof, the aggregate amount of our indebtedness was $636.3 million of which approximately $18.8 million is secured and of which approximately $220.3 million represents indebtedness of our subsidiaries which is structurally senior to the Old Notes and Exchange Notes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference into this prospectus contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projection,” “will continue” and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business that may prove to be incorrect. These forward-looking statements relate to future events, our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. You should specifically consider the various factors identified in this prospectus, particularly those under the caption “Risk Factors,” and in any other documents filed by us with the SEC that could cause actual results to differ materially from our forward-looking statements.

All statements other than of historical facts included herein or therein, including those regarding market trends, our financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results or performance to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to: general economic and business conditions; weather conditions; crop yields; competition; the regulatory actions of U.S., foreign and local governments; foreign currency exchange and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from customers; industry trends, including continued customer consolidation and changes in customer buying and inventory practices; availability, terms and deployment of capital; ability to increase prices; production capacity constraints and other economic, business, competitive and/or regulatory factors affecting our operations discussed in this report.

All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by this cautionary statement. Any forward-looking statement speaks only as of the date it was made, and, except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this report might not transpire.

THE EXCHANGE OFFER

General

We are offering to exchange up to $125 million in the aggregate principal amount of Exchange Notes for the same aggregate principal amount of Old Notes. We are making the exchange offer for all of the Old Notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.

Purpose and Effect of the Exchange Offer

We issued and sold $125 million in principal amount of the Old Notes on May 27, 2003 in a transaction exempt from the registration requirements of the Securities Act. Because this transaction was exempt under the Securities Act, you may re-offer, resell, or otherwise transfer the Old Notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the issuance of the Old Notes, we entered into a registration rights agreement. Under the registration rights agreement, we, among other things, agreed to:

•	prepare and file a registration statement with the SEC for the proposed purpose of exchanging the Old Notes for notes which have substantially the same terms and have been registered under the Securities Act;

•	use our best efforts to cause the registration statement to become effective within 210 days following the original issuance of the Old Notes;

•	keep the exchange offer open for at least 20 business days after its commencement;

•	use our best efforts to complete the exchange offer within 30 business days, or such longer period as may be required by law, after the effective date of the registration statement;

•	accept for exchange all Old Notes validly tendered by and not withdrawn in accordance with the terms of the exchange offer set forth in the registration statement; and

•	use our efforts to file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

In addition, there are circumstances where we are required to use our best efforts to file a shelf registration statement with respect to resales of the notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement that this prospectus forms a part of and that has been filed with the SEC.

As soon as practicable after the registration statement is declared effective, we will offer the holders of Old Notes who are not prohibited by any law or policy of the SEC from participating in this exchange offer the opportunity to exchange their Old Notes for Exchange Notes registered under the Securities Act that are substantially identical to the Old Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages.

In the event that we do not meet certain deadlines set forth in the registration rights agreement with respect to the registration of the Exchange Notes and consummation of the exchange offer, we have agreed to pay to each affected holder of Old Notes liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of Old Notes for each week or portion thereof that the default continues for the first 90-day period immediately following the occurrence of such default. The amount of liquidated damages shall increase by an additional $0.05 per week per $1,000 in principal amount with respect to each subsequent 90-day period, up to a maximum of $0.20 per week per $1,000 in principal amount, until all defaults have been cured. We are not required to pay liquidated damages for more than one default at any given time.

To exchange your Old Notes for freely transferable Exchange Notes, you will be required to make the following representations:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act;

•	you are not a broker-dealer, and you are not engaged in and do not intend to engage in the distribution of the Exchange Notes;

•	if you are a broker-dealer that will receive Exchange Notes for your own account and you acquired those notes as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•	any other representations and warranties required by law.

Resale of Exchange Notes

Based on the interpretations of the SEC staff in no-action letters issued to third parties, we believe that Exchange Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the Exchange Notes are acquired in the ordinary course of your business; and

•	you are not participating, do not intend to participate and have no arrangements or understanding with any person to participate in any distribution of the Exchange Notes.

Broker-dealers that acquired Old Notes directly from us may not rely on the interpretations of the SEC described above. Accordingly, in order to sell their notes, broker-dealers that acquired Old Notes directly from us must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder in any resale prospectus. If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes and you acquired those notes as a result of market-making activities or other trading activities, you must deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes. Only broker-dealers that acquired Old Notes as a result of market-making or other trading activities may participate in the exchange offer.

If you do not satisfy the above conditions, you

•	cannot rely on the interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

We do not intend to seek our own no-action letter, and we cannot assure you that the SEC staff would make a similar determination with respect to the Exchange Notes as it has in prior no-action letters issued to other parties. In November 1998, the SEC proposed various changes to the regulatory structure for offerings registered under the Securities Act. The SEC has stated that, if these proposals are adopted, the SEC staff will repeal the interpretations set forth in prior no-action letters. We cannot predict whether these proposals will be adopted or, if they are adopted, when and in what form they will be adopted or what impact any new interpretations would have on this exchange offer.

If an exemption from registration is not available, any noteholder intending to resell Exchange Notes must be covered by an effective registration statement under the Securities Act containing the selling noteholder’s information required by Items 507 and 508 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically described in this prospectus. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration date. We will issue Exchange Notes in principal amount equal to the principal amount of Old Notes surrendered. Old Notes may be tendered for Exchange Notes only in integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $125 million aggregate principal amount of the Old Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, and the rules, regulations and interpretations of the SEC. Old Notes that are not tendered for exchange will remain outstanding and continue to accrue interest, but will not be entitled to the rights and benefits the holders have under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If you tender Old Notes in the exchange offer, you will be required to pay any applicable brokerage commissions, fees or transfer taxes with respect to the exchange of Old Notes. We will not pay any charges and expenses (other than those related to the registration of the Exchange Notes) in connection with the exchange offer. It is important that you read the “—Fees and Expenses” section for more details regarding fees and expenses incurred in the exchange offer.

We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Neither we nor the exchange agent makes any recommendation to holders of the Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes in the exchange offer. In addition, no one has been authorized to make any recommendation to holders of the Old Notes. After reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your financial position and requirements, you must make your own decision whether to participate in the exchange offer, and, if so, the aggregate amount of Old Notes to tender.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on             , 2003, unless, in our sole and absolute discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any Old Notes by giving oral or written notice of the extension to their holders. During any extensions, all Old Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any Old Notes

•	to extend the exchange offer, or

•	to terminate the exchange offer

by giving oral or written notice of the delay, extension or termination to the exchange agent. We also reserve the right to amend the terms of the exchange offer.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of Old Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly file a post-effective amendment to the registration statement and disclose the amendment by means of a prospectus supplement when the SEC has declared the post-effective amendment effective. The prospectus supplement will be distributed to the registered holders of the Old Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during any period of delay.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for any Old Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Old Notes for exchange, if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer, or

•	you do not tender your Old Notes in compliance with the terms of the exchange offer

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering” and “Plan Distribution.”

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the registered holders of the Old Notes as promptly as practicable.

These conditions are for our sole benefit and we may assert them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If any waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. In this case, we will extend the exchange offer to the extent required by the Exchange Act to provide holders of Old Notes the opportunity to effectively consider the additional information and to factor this information into their investment decision.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue Exchange Notes in exchange for any Old Notes, if at the time any stop order has been threatened or is in effect with respect to (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

We currently expect that each of these conditions will be satisfied and that no waiver will be necessary.

Procedures for Tendering

How to Tender Generally

Only a holder of Old Notes may tender the Old Notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal

•	have the signature on the letter of transmittal guaranteed, if the letter of transmittal so requires, and

•	mail, send by facsimile or otherwise deliver the letter of transmittal to the exchange agent prior to the expiration date, or

•	comply with the automated tender offer program procedures of DTC, as described below

In addition, either:

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the Old Notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message, or

•	the holder must comply with the guaranteed delivery procedures, as described below

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided under “—The Exchange Agent” prior to the expiration date.

A tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

How to Tender if You Are a Beneficial Owner

If you beneficially own Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf.

Your Representation to Us

By signing or agreeing to be bound by the letter of transmittal, you represent to us that, among other things:

•	any Exchange Notes that you receive are being acquired in the ordinary course of your business

•	you have no arrangement or understanding with any person or entity to participate in any distribution of the Exchange Notes

•	you are not a broker-dealer, and you are not engaged in and do not intend to engage in any distribution of the Exchange Notes

•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes and you acquired those notes as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes, and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or any notice of withdrawal, as described below, guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the Old Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondence in the United States, or an eligible guarantor institution

If the letter of transmittal or any notes or note powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, the parties listed above should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

Any financial institution that is a participant in DTC’s system may be able to use DTC’s automated tender offer program to tender. Participants in the program may be able to transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Old Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that it is tendering Old Notes that are the subject of the book-entry confirmation

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and

•	the agreement may be enforced against the participant

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding on all parties. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within the time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person is obligated to do so, and no such parties will incur any liability for failure to give the notification. Tenders of Old Notes will not be deemed made until the defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue Exchange Notes

In all cases, we will issue Exchange Notes for Old Notes that we have accepted for exchange only after the exchange agent timely receives:

•	Old Notes or a timely book-entry confirmation of the Old Notes into the exchange agent’s account at DTC

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message, and

•	the exchange offer has expired

Return of Old Notes Not Accepted or Excepted

If we do not accept any tendered Old Notes for exchange for any reason described in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without additional expense to their tendering holder. In the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, the non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Guaranteed Delivery Procedures

If you wish to tender your Old Notes but you cannot deliver the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may still tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution

•	prior to the expiration date, the exchange agent receives from a member firm as described above, either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery

•	setting forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered

•	stating that the tender is being made thereby

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the Old Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the close of business, New York time, on the expiration date

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you if you wish to tender your Old Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addressees listed below under “—The Exchange Agent,” or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system

Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn, and

•	identify the Old Notes to be withdrawn, including the principal amount of the Old Notes

If Old Notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and must otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the Old Notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

The Exchange Agent

SunTrust Bank has been appointed as the exchange agent for the exchange offer. SunTrust Bank also serves as the trustee under the indenture governing the notes. Questions and requests for assistance or additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered Mail or Certified Mail:	By Overnight Courier:

SunTrust Bank	SunTrust Bank
Corp Trust Dept; HDQ 5310	Corp Trust Dept; HDQ 5310
919 East Main Street	919 East Main Street
Richmond, Virginia 23219	Richmond, Virginia 23219
Attention: Nancy Harrison	Attention: Nancy Harrison

By Telephone: (804) 782-5726	By Facsimile: (804) 782-7855 (confirm receipt by telephone)

Fees and Expenses

We will bear the expenses of the exchange offer. The principal offer is being made by mail; however, we may make additional offers by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make payments to broker-dealers or other soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees, if any, for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees

•	fees and expenses of the exchange agent and trustee

•	accounting and legal fees and printing costs, and

•	any related fees and expenses

Transfer Taxes

We will not pay any transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. In addition to the exchange of your notes, you may be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer, or

•	satisfactory evidence of payment of any transfer taxes payable by a noteholder is not submitted with the letter of transmittal

If you have any questions regarding transfer taxes, you should consult your legal or tax advisor. In such circumstances, the amount of the transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

If you do not exchange your Old Notes for Exchange Notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the Old Notes, and the market for secondary resales is likely to be minimal. In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register the Old Notes under the Securities Act. Unless they are broker-dealers selling under certain circumstances, holders of Old Notes will no longer have any rights under the registration rights agreement although the Old Notes will remain outstanding and will continue to accrue interest. Broker-dealers that are not eligible to participate in the exchange offer may have additional rights under the registration rights agreement to facilitate the sale of their Old Notes.

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Old Notes, which is the aggregate principal amount of the Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Further Note Acquisition

We may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We are not required and have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange the Old Notes in like principal amounts, which we will cancel. Accordingly, there will not be an increase in our outstanding indebtedness.

The net proceeds from the issuance of the Old Notes, approximately $121.6 million after deducting the expenses of the offering, were used to redeem $125 million principal amount of our 8 7/8% Senior Notes due 2006. The 2006 Senior Notes were redeemable for a redemption price equal to 101.4791% (as of June 1, 2003) of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

DESCRIPTION OF THE EXCHANGE NOTES

General

The Old Notes were, and the Exchange Notes will be, issued under an Indenture dated as of May 30, 2003 between us and SunTrust Bank, as trustee (the “Trustee”). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Exchange Notes will be issued solely in exchange for an equal principal amount of Old Notes pursuant to the exchange offer. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the Exchange Notes will have been registered under the Securities Act and (ii) the registration rights and contingent liquidated damages provisions applicable to the Old Notes are not applicable to the Exchange Notes.

We summarize below the material provisions of the Indenture, but we do not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Exchange Notes. You can obtain a copy of the Indenture in the manner described under the section entitled “Where You Can Find More Information.”

Key terms used in this section are defined under “—Certain Definitions.” When we refer in this section to:

•	the “Company,” we mean DIMON Incorporated and not its subsidiaries, and

•	“Notes,” we mean the Old Notes, the Exchange Notes issued therefor (see “Exchange Offer; Registration Rights”) and Add On Notes

Overview of the Notes

The Notes will:

•	be general unsecured senior obligations of the Company;

•	rank equal in right of payment with all other existing and future senior unsecured obligations of the Company;

•	rank senior in right of payment to all other existing and future subordinated indebtedness of the Company, if any;

•	be unconditionally guaranteed on a general unsecured senior basis by all of the Company’s Material Domestic Subsidiaries;

•	be effectively subordinated to all existing and future indebtedness of all Subsidiaries other than Material Domestic Subsidiaries;

•	initially be issued in an aggregate principal amount of $125 million on the Issue Date; and

•	be unlimited in aggregate principal amount with respect to Notes issued after the initial Issue Date.

The Exchange Notes and the Old Notes will rank equally.

After giving effect to this offering and the use of proceeds thereof, at June 30, 2003, our total indebtedness was $636.3 million, of which approximately $18.8 million would have been of secured indebtedness, and our Subsidiaries, none of which have guaranteed the Notes, would have had approximately $220.3 million of indebtedness.

The amounts of such indebtedness fluctuate seasonally as discussed above under the caption “Risk Factors—Risks Relating To Our Indebtedness and The Notes.” The terms of the Indenture will permit us and our Subsidiaries to incur additional indebtedness, subject to certain limitations, including indebtedness that may be secured by liens on our property and that of our Subsidiaries. See the discussion below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.”

Add On Notes

Subject to the limitations set forth under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company may incur additional indebtedness. At our option, this additional Indebtedness may consist of an unlimited principal amount of additional Notes (“Add On Notes”) that may be issued in one or more transactions, which would have identical terms as Old Notes and Exchange Notes. Holders of Add On Notes would have the right to vote together with Holders of Old Notes and Exchange Notes as one class.

Note Guarantees

If any Person becomes a Material Domestic Subsidiary, we will cause that Material Domestic Subsidiary concurrently to become a Note Guarantor by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel. Each Note Guarantor will unconditionally guarantee the performance of all Obligations of the Company under the Indenture, the Notes and the Registration Rights Agreement. Each Note Guarantee will rank equal in right of payment to all senior indebtedness of the relevant Note Guarantor. The Obligations of each Note Guarantor in respect of its Note Guarantee will be limited to the maximum amount as will result in the Obligations not constituting a fraudulent conveyance or fraudulent transfer under U.S. federal or state law.

A Note Guarantor will be released and relieved of its Obligations under its Note Guarantee in the event:

(1) there is a Legal Defeasance of the Notes as described under “—Legal Defeasance and Covenant Defeasance;” or

(2) there is a sale or other disposition of Capital Stock of such Note Guarantor following which such Note Guarantor is no longer a direct or indirect Material Domestic Subsidiary of the Company;

provided that the transaction is carried out pursuant to and in accordance with the applicable provisions of the Indenture. On the date hereof, there are no Note Guarantors.

Principal, Maturity and Interest

We will issue $125 million aggregate principal amount of Notes on the Issue Date in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on June 1, 2013. The Notes will not be entitled to the benefit of any mandatory sinking fund.

Interest on the Notes will accrue at the rate per annum set forth on the cover page of this offering memorandum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2003, to Holders of record on the immediately preceding May 15 and November 15.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at our office or agency maintained for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to the Global Note and Certificated Notes (as such terms are defined below under the caption “Book-Entry, Delivery and Form”) the Holders of which have given wire transfer instructions to us will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by us, our office or agency in New York will be in the office of the Trustee maintained for such purpose. The Notes will be issued only in fully registered form, without coupons.

Effect of Corporate Structure

The Notes are our obligations. Because a major portion of our operations are currently conducted through subsidiaries, however, the cash flow and the consequent ability to service our indebtedness, including the Notes, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and, except for any Note Guarantors, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. All of our significant subsidiaries are located outside of the United States.

Although the Indenture limits the incurrence of indebtedness by us and our subsidiaries (see the discussion below under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”), the Notes will be effectively subordinated to all indebtedness and other liabilities, including both long-term and current liabilities, of our subsidiaries, other than Note Guarantors. Any right of ours to receive assets of any of such subsidiaries upon liquidation or reorganization of such subsidiary (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors).

Redemption

Optional Redemption. Except as provided below, the Notes will not be redeemable at our option prior to June 1, 2008. Thereafter, the Notes will be subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage
2008	103.875%
2009	102.583%
2010	101.292%
2011 and thereafter	100.000%

Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to June 1, 2006, we may, at our option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price equal to 107.750% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption; provided that:

(i) after giving effect to any such redemption at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding; and

(ii) we shall make such redemption not more than 90 days after the consummation of such Public Equity Offering.

As used in the preceding paragraph, “Public Equity Offering” means an underwritten public offering of Capital Stock of the Company other than Disqualified Stock pursuant to an effective registration statement (other than a registration statement filed on Form S-4 or S-8) filed with the SEC in accordance with the Securities Act, or any successor statute.

Optional Redemption Procedures. If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Change of Control

Upon the occurrence of a Change of Control (as defined herein), each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment Date”).

Under the terms of the Indenture, a Change of Control is defined as such time as:

(i) any Person or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any Wholly Owned Subsidiary of the Company) has become, directly or indirectly, the beneficial owner, by way of merger, consolidation or otherwise, of 30% or more of the voting power of the Voting Stock of the Company on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company convertible into or exercisable for Voting Stock of the Company (whether or not such securities are then currently convertible or exercisable);

(ii) the sale, lease or transfer of all or substantially all of the consolidated assets of the Company to any Person or group (other than a Wholly Owned Subsidiary of the Company);

(iii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new members of such Board of Directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the members of such Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors of the Company then in office; or

(iv) the Company consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Company (in each case, whether or not in compliance with the terms of this Indenture), in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the Voting Stock of the Company immediately prior to such consummation shall cease to own a majority of the Voting Stock of the Company or the surviving entity if other than the Company.

Within 30 days after the date of any Change of Control, we, or the Trustee at our request and expense, will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes at the Change of Control Purchase Price and pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment Date shall be a business day not less than 30 days nor more than 60 days after such notice is mailed.

On the Change of Control Payment Date, we will:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the paying agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so tendered together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and deliver to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. Although the existence of a Holder’s right to require us to repurchase the Notes in respect of a Change of Control may deter a third party from acquiring us in a transaction that constitutes a Change of Control, the provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, recapitalization, restructuring, merger or similar transaction involving the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of a Change of Control.

The Credit Facility provides that a Change of Control would constitute a default thereunder. Any future credit agreements or other agreements that would replace the Credit Facility may contain similar restrictions and provisions.

Certain Covenants

Set forth below are certain covenants contained in the Indenture.

During any period of time that (i) the Notes have an Investment Grade Rating and (ii) no Default or Event of Default has occurred and is continuing under the Indenture with respect to the Notes, the Company and our Subsidiaries will not be subject to the provisions of the Indenture with respect to the Notes described below under “—Limitation on Asset Sales,” “—Limitation on Restricted Payments,” “—Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Dividend and Other Payment Restrictions Affecting Subsidiaries” and clause (iii) of “—Merger, Consolidation or Sale of Assets” (collectively, the “Suspended Covenants”).

In the event that we and our Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the preceding paragraph and, subsequently, either S&P or Moody’s withdraws its rating or assigns the Notes a rating below an Investment Grade Rating, we and our Subsidiaries will thereafter again be subject to the Suspended Covenants, and compliance with the Suspended Covenant with respect to Restricted Payments made after the time of such withdrawal or assignment will be calculated in accordance with the terms of the covenant described below under “—Limitation on Restricted Payments” as if such covenant had been in effect during the entire period of time from the Issue Date with respect to the Notes. Because the Notes will not have an Investment Grade Rating, we will be subject to the Suspended Covenants beginning on the Issue Date.

Limitation on Asset Sales

We will not, and will not permit any of our Subsidiaries to, directly or indirectly, make an Asset Sale (except an Exempt Asset Sale, as defined below) unless:

(i) we (or such Subsidiary of ours) receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, and in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to the Company (or such Subsidiary) in any material respect than the then prevailing market conditions, evidenced in each case by a resolution of the Board of Directors of such entity set forth in an officers’ certificate delivered to the Trustee, and

(ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents.

An “Exempt Asset Sale” means an Asset Sale on or after the date of the Indenture (i) the Net Proceeds of which plus the Net Proceeds of all other Asset Sales concurrently or previously made on or after the date of the Indenture do not exceed $25.0 million and (ii) the Net Proceeds of which plus the Net Proceeds of all other Asset Sales concurrently or previously made in the same fiscal year do not exceed $10.0 million.

We may apply, and may permit our Subsidiaries to apply, Net Proceeds of an Asset Sale (other than an Exempt Asset Sale), at our option, within 270 days after the consummation of such an Asset Sale:

(a) to permanently reduce any of our outstanding Indebtedness (and to correspondingly reduce the commitments, if any) that ranks equal in right of payment with the Notes or, in the case of Net Proceeds of an Asset Sale by any Subsidiary, to permanently reduce (i) any of our outstanding Indebtedness (and to correspondingly reduce the commitments, if any) that ranks equal in right of payment with the Notes or (ii) any outstanding Indebtedness (which in the case of Note Guarantors ranks equal in right of payment to the relevant Note Guarantees) of such Subsidiary (and to correspondingly reduce the commitments, if any, with respect thereto);

(b) to acquire another business or other long-term assets, in each case, in, or used or useful in, the same or a similar line of business as us or any of our Subsidiaries was engaged in on the date of the Indenture and which has not been discontinued on or prior to the date of such acquisition or any reasonable extensions or expansions thereof (including the Capital Stock of another Person engaged in such business, provided that such other Person is, or immediately after giving effect to any such acquisition shall become, a Wholly Owned Subsidiary of the Company or the Investment in such Person otherwise constitutes an Investment in a Joint Venture permitted by the provisions described below in the next to the last paragraph under the caption “—Limitation on Restricted Payments”); or

(c) to reimburse us or our Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking.

Pending the final application of any such Net Proceeds, we may (a) use such Net Proceeds to reduce temporarily any of our outstanding Indebtedness that ranks equal in right of payment with the Notes or, in the case of Net Proceeds of an Asset Sale by any Subsidiary of ours, to reduce temporarily (i) any of our outstanding Indebtedness that ranks equal in right of payment with the Notes or (ii) any outstanding Indebtedness of such Subsidiary or (b) otherwise invest such Net Proceeds temporarily in Cash Equivalents.

Any Net Proceeds from Asset Sales (other than Exempt Asset Sales) that are not applied as provided in the preceding paragraph within 270 days after the consummation of such an Asset Sale will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will be required to make an offer to all Holders of Notes, 2006 Senior Notes and 2011 Senior Notes then outstanding (an “Asset Sale Offer”) to purchase, on a pro rata basis, the principal amount of Notes, 2006 Senior Notes and 2011 Senior Notes equal in amount to the Excess Proceeds (and not just the amount thereof that exceeds $10.0 million), at a purchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the applicable indenture. If the aggregate principal amount of Notes, 2006 Senior Notes and 2011 Senior Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall first select 2006 Senior Notes to be purchased and, if any Excess Proceeds remain, shall then select 2011 Senior Notes to be purchased and, if any Excess Proceeds remain, shall then select Notes to be purchased, in each case, on a pro rata basis. If the aggregate principal amount of Notes, 2006 Senior Notes and 2011 Senior Notes tendered pursuant to such Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds following the completion of the Asset Sale Offer for general corporate purposes (subject to the other provisions of the Indenture), and the amount of Excess Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Sale. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described below under the caption “—Merger, Consolidation or Sale of Assets.”

In the event of the transfer of substantially all (but not all) of our property and assets and our Subsidiaries as an entirety to a Person in a transaction permitted under the caption “—Merger, Consolidation or Sale of Assets” below, the successor corporation shall be deemed to have sold our properties and assets and those of our Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or our Subsidiaries deemed to be sold shall be deemed to be Net Proceeds for purposes of this covenant.

If at any time any non-cash consideration received by us or any Subsidiary of ours in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant.

We will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control or an Asset Sale.

We may use Net Proceeds from Exempt Asset Sales for general corporate purposes (subject to the other provisions of the Indenture).

Ownership of and Liens on Capital Stock of Subsidiaries

We (i) will not permit any Person (other than the Company or any Wholly Owned Subsidiary of the Company) to own any Capital Stock of any Subsidiary of ours or any Lien thereon;

(ii) will not, and will not permit any Subsidiary of ours to, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of such Subsidiary or any other Subsidiary (except to us or to a Wholly Owned Subsidiary of ours); and

(iii) will not permit any Subsidiary of ours to issue Capital Stock or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person (except to us or to a Wholly Owned Subsidiary of the Company) or create, incur, assume or suffer to exist any Lien thereon, in each case except:

(a) directors’ qualifying shares;

(b) shares of Capital Stock issued prior to the time such Person became a Subsidiary of ours, provided that such Capital Stock was not issued in anticipation of such transaction;

(c) if such Subsidiary merges with any other of our Subsidiaries;

(d) if such Subsidiary ceases to be a Subsidiary of ours as a result of the sale of all of the issued and outstanding shares of Capital Stock of such Subsidiary owned by us or any Subsidiary of ours;

(e) for purposes of clause (i) above, shares of Capital Stock of our Subsidiaries that are not Wholly Owned Subsidiaries of ours on the date of the Indenture, which shares are not owned by us or any Wholly Owned Subsidiary of ours, as set forth in Schedule A to the Indenture; and

(f) for purposes of clauses (i) and (iii) above, Liens on Capital Stock of any Subsidiary of ours granted in accordance with the provisions of the Indenture described below in the first sentence under the caption “—Liens.”

Limitation on Restricted Payments

We will not, and will not permit any of our Subsidiaries to, directly or indirectly, take any of the following actions:

(i) declare or pay any dividend or make any distribution of any kind or character (whether in cash, securities or other property) on account of any class of ours or any of our Subsidiaries’ Equity Interests or to the holders thereof (including, without limitation, any payment to our stockholders in connection with a merger or consolidation involving us), other than (a) dividends or distributions payable solely in our Equity Interests (other than Disqualified Stock) or (b) dividends or distributions payable solely to us or any Wholly Owned Subsidiary of ours and, if such Subsidiary is not a Wholly Owned Subsidiary of ours, payable simultaneously to its minority shareholders on a pro rata basis;

(ii) purchase, repurchase, redeem or otherwise acquire or retire for value any Equity Interests of ours or any Subsidiary or other Affiliate of ours (other than any such Equity Interests owned by us or any Wholly Owned Subsidiary of ours);

(iii) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Note Guarantor that is subordinated to the Notes or the relevant Note Guarantees prior to any scheduled repayment date, sinking fund payment date or final maturity date, except the purchase, redemption or acquisition by us of Indebtedness of the Company or any Note Guarantor through the issuance in exchange therefor of our Equity Interests (other than Disqualified Stock); or

(iv) make any Investment (other than Permitted Investments) (all such payments and other actions set forth in clauses (i) through (iv) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, we would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by us and our Subsidiaries on or after April 1, 1996 (excluding Restricted Payments permitted by clauses (ii), (iii), and (iv) of the next paragraph and excluding Restricted Payments permitted by the next to the last paragraph under this caption), is less than the sum of

(i) $20.0 million, plus

(ii) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing April 1, 1996 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(iii) 100% of the aggregate net cash proceeds received by us from the issue or sale after May 29, 1996 of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of ours and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock).

The foregoing clauses (b) and (c), however, will not prohibit (i) the payment of any dividend on any class of Capital Stock of the Company or any Subsidiary of ours, within 60 days after the date of declaration thereof, if on the date when such dividend was declared such payment would have complied with the provisions of the Indenture; (ii) the making of any Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than by a subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock), provided that any net cash proceeds that are used for any such Investment, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph; (iii) the redemption, repurchase or other acquisition or retirement of any Equity Interest in the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than a subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that any net cash proceeds that are used for such redemption, repurchase retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph, or (iv) the defeasance, redemption or repurchase of Indebtedness that is subordinated to the Notes or any Note Guarantees, as the case may be, with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided that any net cash proceeds that are used for any such defeasance, redemption or repurchase shall be excluded from clause (c) of the preceding paragraph.

The foregoing clause (c), however, will not prohibit us or any of our Subsidiaries from making any Investment in Joint Ventures in the tobacco business on or after the date of the Indenture provided that the amount of any such Investment, together with the aggregate amount of all other such Investments in Joint Ventures made on or after April 1, 1996, shall not at any time exceed 15% of the Consolidated Tangible Net Worth of the Company as of the last day of the quarterly period most recently ended prior to the date of such Investment for which internal financial statements of the Company are available.

The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by us or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, we will deliver to the Trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under this caption were computed, which calculations may be based upon the Company’s latest available financial statements.

Incurrence of Indebtedness and Issuance of Preferred Stock

We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and we will not issue any Disqualified Stock and will not permit any of our Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Note Guarantor may incur Indebtedness (including Acquired Indebtedness) and the Company may issue shares of Disqualified Stock if:

(i) the Consolidated Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

(ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided that no guarantee may be incurred pursuant to this paragraph, unless the guaranteed Indebtedness is incurred by us pursuant to this paragraph.

The foregoing provisions will not apply to:

(i) the incurrence (a) by us of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, any outstanding Indebtedness incurred pursuant to the first paragraph of this covenant, 2011 Senior Notes, Debentures or Notes permitted under clause (ii) below, or (b) by Note Guarantors of Guarantees of Permitted Refinancing Indebtedness incurred by us pursuant to this clause (i) except in respect of the Debentures;

(ii) the incurrence (a) by us of Indebtedness represented by the Notes issued on the Issue Date and Exchange Notes issued therefor, or (b) by Note Guarantors of any Note Guarantees in respect thereof or of any Note Guarantees in respect of Add On Notes incurred in accordance with the Indenture;

(iii) the incurrence by us of Indebtedness under the Credit Facility in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and our Subsidiaries thereunder) not to exceed $175 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount of such Indebtedness (and to correspondingly reduce the commitments, if any, with respect thereto) pursuant to the covenant described above under the caption “—Limitation on Asset Sales,” it being understood that any amounts outstanding under the Credit Facility on the Issue Date are deemed to be incurred under this clause (iii);

(iv) the incurrence by us or any of our Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding not to exceed the sum of (a) 50% of Eligible Inventory, plus (b) 75% of Eligible Receivables; provided that (I) the aggregate principal amount of any such Indebtedness incurred by our Subsidiaries at any time outstanding shall not exceed the greater of (X) the aggregate principal amount of Advances on Purchases of Tobacco outstanding at such time and (Y) the sum of (A) 50% of Eligible Inventory of all such Subsidiaries, plus (B) 75% of Eligible Receivables of all such Subsidiaries, (II) no more than $50.0 million of such Indebtedness may be secured by Liens on assets or property of our Subsidiaries and (III) none of such Indebtedness may be secured by Liens on assets or properties of the Company;

(v) the incurrence by us or any of our Subsidiaries of Indebtedness used to fund Advances on Purchases of Tobacco, but only to the extent that the aggregate principal amount of such advances outstanding at any time, including advances outstanding on the Issue Date, to any Person and such Person’s Affiliates does not exceed 15% of the Consolidated Tangible Net Worth of the Company for the most recently ended fiscal quarter for which internal financial statements are available;

(vi) the incurrence by us or any of our Subsidiaries of Indebtedness represented by Purchase Money Obligations or Capital Lease Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, or any Permitted Refinancing Indebtedness thereof; provided that (a) the aggregate principal amount of any such Indebtedness does not exceed 100% of the purchase price or cost of the property to which such Indebtedness relates, (b) the Indebtedness is incurred within 180 days (or 360 days, in the case of such Indebtedness incurred to finance property used in the business of any of our Subsidiaries that is not organized under the laws of the United States of America, any state thereof or the District of Columbia) of the acquisition, construction or improvement of such property and (c) the aggregate principal amount of such Indebtedness outstanding, together with the aggregate principal amount of Attributable Indebtedness with respect to Sale and Leaseback Transactions permitted under clause (vii) below, at any time shall not exceed $15.0 million;

(vii) Attributable Indebtedness with respect to Sale and Leaseback Transactions permitted under the caption below “—Limitation on Sale and Leaseback Transactions;” provided that the aggregate principal amount of such Indebtedness outstanding, together with the aggregate principal amount of Indebtedness permitted under clause (vi) above, at any time shall not exceed $15.0 million;

(viii) (a) the incurrence by us or any of our Wholly Owned Subsidiaries of intercompany Indebtedness owing to the Company or any of our Subsidiaries, (b) the incurrence by any Subsidiary of ours that is not a Wholly Owned Subsidiary of Indebtedness owing to the Company or any of our Wholly Owned Subsidiaries, or (c) the incurrence by us or any of our Subsidiaries of Indebtedness in an aggregate principal amount outstanding at any time not to exceed $5.0 million for the purpose of making advances to Subsidiaries that are not Wholly Owned Subsidiaries of the Company or to Joint Ventures in which the Company or any of our Subsidiaries owns an interest; provided that Indebtedness may be incurred pursuant to clauses (b) and (c) only if and to the extent that the Investment constituting such Indebtedness shall be permitted above under the caption “—Limitation on Restricted Payments;” and provided further that, for purposes of clauses (a) and (b), (I) in the case of Indebtedness of the Company, such obligations and any trade payables owed by the Company to any of our Subsidiaries shall be unsecured and subordinated in case of an Event of Default in all respects to the Company’s obligations pursuant to the Notes; and (II)(X) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary of the Company and (Y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, to which this clause (viii) no longer applies;

(ix) the incurrence by us or any of our Subsidiaries of Hedging Obligations;

(x) the incurrence by us or any of our Subsidiaries of Indebtedness with respect to letters of credit issued to customers to secure an obligation to deliver tobacco for which the customer has prepaid the purchase price in cash, but only to the extent of the amount of such cash prepayment; and

(xi) the incurrence by us or any of our Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $15.0 million.

The Company shall not, and shall not permit any Note Guarantor to, directly or indirectly in any event incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the relevant Note Guarantee to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or the relevant Note Guarantor.

Liens

The Company shall not, and shall not permit any Note Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of our assets, now owned or hereafter acquired, securing any Indebtedness unless the Notes, in the case of the Company, or the Note Guarantees, in the case of the Note Guarantors, are secured equally and ratably with such other Indebtedness; provided that, if such Indebtedness is by its terms subordinate to the Notes or the relevant Note Guarantees, the Lien securing such subordinate or junior Indebtedness shall be subordinate and junior to the Lien securing the Notes or the relevant Note Guarantees with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes or the relevant Note Guarantees. The foregoing restrictions shall not apply to the following Liens:

(i) Liens securing only Existing Indebtedness, in an aggregate principal amount not greater than $3.2 million;

(ii) Liens securing only the Notes or Note Guarantees;

(iii) Liens in favor of the Company;

(iv) Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of the property subject to such Liens and permitted by the provisions of the Indenture described above under clause (vi) of the second sentence under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that such Lien does not extend to or cover any property other than such item of property and any improvements on such item;

(v) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of such acquisition or the financing of such acquisition) and securing Acquired Indebtedness; provided that such Lien does not extend to or cover any property other than such item of property and any improvements on such item;

(vi) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Note Guarantor (and not created in anticipation or contemplation thereof) and securing Acquired Indebtedness; provided that such Lien does not extend to or cover any property other than such item of property and any improvements on such item;

(vii) Liens securing Attributable Indebtedness of the Company incurred with respect to Sale and Leaseback Transactions; provided that such Lien does not extend to or cover any property other than the property sold and leased back pursuant to such Sale and Leaseback Transaction; and

(viii) Liens to secure Permitted Refinancing Indebtedness of any Indebtedness secured by Liens referred to in the foregoing clause (i), (iv), (v) or (vi) so long as such Lien does not extend to any other property.

Dividend and Other Payment Restrictions Affecting Subsidiaries

We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any of our Subsidiaries to

(i) (a) pay dividends or make any other distributions to the Company or any of our Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness or other obligation owed to the Company or any of our Subsidiaries;

(ii) make loans or advances to the Company or any of our Subsidiaries;

(iii) sell, lease or transfer any of its properties or assets to the Company or any of our Subsidiaries; or

(iv) guarantee the obligations of the Company evidenced by the Notes or any renewals, refinancings, exchanges, refundings or extensions thereof, except for such encumbrances or restrictions existing under or by reason of (a) the Indenture and the Notes, (b) applicable law, (c) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of our Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Net Income of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (d) any document or instrument governing Indebtedness incurred pursuant to clause (vi) or (vii) of the second paragraph under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” above, provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (e) Permitted Refinancing Indebtedness of Indebtedness described in clause (c) hereof, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

Merger, Consolidation or Sale of Assets

We will not, and will not permit any of our Subsidiaries to, in a single transaction or series of related transactions, consolidate or merge with or into (other than the consolidation or merger of a Wholly Owned Subsidiary of the Company with another Wholly Owned Subsidiary of the Company or into the Company), whether or not the Company or such Subsidiary is the surviving corporation, or directly and/or indirectly through our Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and our Subsidiaries (determined on a consolidated basis for the Company and our Subsidiaries taken as a whole) in one or more related transactions to, another corporation, Person or entity unless

(i) either (a) the Company, in the case of a transaction involving the Company, or such Subsidiary, in the case of a transaction involving a Subsidiary of ours, is the surviving corporation or (b) in the case of a transaction involving the Company, the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States of America, any state thereof or the District of Columbia or Bermuda and expressly assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(ii) immediately prior to and after such transaction no Default or Event of Default exists;

(iii) the Company or, if other than the Company, the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest

Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(iv) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien securing Indebtedness not excepted from the provisions of the Indenture described above under the caption “—Liens,” the Company or the Surviving Entity, as the case may be, shall have secured the Notes as required by such provisions;

(v) each Note Guarantor (including Persons that become Note Guarantors as a result of the transaction) shall have confirmed by supplemental indenture that its Note Guarantee shall apply for the Obligations of the surviving entity in respect of the Indenture and the Notes; and

(vi) the Company shall have delivered to the Trustee an officers’ certificate and, except in the case of a merger of a Subsidiary of ours into the Company or into a Wholly Owned Subsidiary of the Company, an opinion of counsel, each stating that such consolidation, merger, conveyance, lease or disposition and any supplemental indenture with respect thereto, comply with all of the terms of this covenant and that all conditions precedent provided for in this provision relating to such transaction or series of transactions have been complied with.

In the event that the surviving entity under this covenant is organized or existing under Bermuda law, the Company will be required to pay to Holders additional amounts for certain withholding taxes or deductions to the extent applicable to the Notes on the conditions set forth in the Indenture.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Each Note Guarantor will not, and the Company will not cause or permit any Note Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Company) that is not a Note Guarantor unless:

(1) such Person (if such Person is the surviving entity) assumes all of the obligations of such Note Guarantor in respect of its Note Guarantee by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel, and such transaction is otherwise in compliance with the Indenture;

(2) such Note Guarantee is to be released as provided under “—Note Guarantees;” or

(3) such sale or other disposition of substantially all of such Note Guarantor’s assets is made in accordance with “—Limitation on Sale of Assets.”

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our Subsidiaries to, enter into any Sale and Leaseback Transaction unless

(a) after giving pro forma effect to any such Sale and Leaseback Transaction, we or such Subsidiary, as the case may be, could incur the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenants described above under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens;”

(b) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value of such property, as determined by the Board of Directors of the Company, such determination to be evidenced by a resolution of the Board of Directors of the Company;

(c) the aggregate rent payable by the Company or such Subsidiary in respect of such Sale and Leaseback Transaction is not in excess of the fair market rental value of the property leased pursuant to such Sale and Leaseback Transaction; and

(d) the Company applies the Net Proceeds of the property sold pursuant to the Sale and Leaseback Transaction as provided above under the caption “—Limitation on Asset Sales.”

Transactions with Affiliates

We will not, and will not permit any of our Subsidiaries to, directly or indirectly, after the date of the Indenture, in any one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties, assets or services to, or make any payment to, or purchase any property, assets or services from, or enter into or make any agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), other than Exempt Affiliate Transactions, unless

(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable arm’s length transaction by the Company or such Subsidiary with a Person that is not an Affiliate; and

(ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the date of the Indenture involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, a written opinion from an independent financial advisor (as defined below) that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

“Independent financial advisor” means a nationally recognized accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, we will furnish to the Holders of Notes and to broker-dealers making a market in the Notes, and file with the Trustee, within 15 days after we are, or would have been, required to be filed such with the SEC:

(i) all quarterly and annual financial information that is or would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we are or were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accountants; and

(ii) all current reports that are or would be required to be filed with the SEC on Form 8-K if we are or were required to file such reports.

In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon written request.

In addition, at any time when we are not current in our reporting obligations, we will make available, upon request, to any holder and prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

The following are “Events of Default:”

(i) default for 30 days in the payment when due of interest on the Notes;

(ii) default in payment when due of the principal of or premium, if any, on the Notes;

(iii) failure by the Company to comply with the provisions described under the captions “Note Guarantees,” “—Change of Control,” “—Certain Covenants—Limitation on Asset Sales,” “—Certain Covenants—Ownership of and Liens on Capital Stock of Subsidiaries,” “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(iv) failure by the Company to comply with any of its other agreements or covenants in the Indenture or in the Notes for 30 days after written notice by the Trustee or Holders of at least 25% of the aggregate principal amount of the Notes outstanding;

(v) default under any mortgage, indenture or instrument (including without limitation, the Credit Facility) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of our Subsidiaries (or the payment of which is guaranteed by the Company or any of our Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(a) is caused by a failure to pay principal of such Indebtedness at final maturity thereof (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness as to which there has been a Payment Default or the maturity of which has been so accelerated, exceeds in the aggregate $5.0 million;

(vi) the rendering of a final judgment or judgments or an order or orders against the Company or any of our Subsidiaries for the payment of money not fully covered by insurance in an amount in excess of $10.0 million in the aggregate and either:

(a) a creditor commences an enforcement proceeding upon any such judgment or order; or

(b) any such judgment or order remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal has expired;

(vii) certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Material Domestic Subsidiary or any Material Foreign Subsidiary or the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(viii) except as permitted by the Indenture, any Note Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Note

Guarantor, or any Person acting on behalf of any Note Guarantor, denies or disaffirms such Note Guarantor’s obligations under its Note Guarantee.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of all of the then Old Notes may declare by written notice to the Company all the Notes to be due and payable immediately. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Old Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of principal, interest or premium that have become due solely because of such acceleration, have been cured or waived as provided in the Indenture. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Material Domestic Subsidiary or Material Foreign Subsidiary, all Old Notes will become due and payable without any declaration or other act by the Trustee or any Holder. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then Old Notes may direct the Trustee in its exercise of any trust or power. The Indenture provides that if a Default occurs and is continuing, generally the Trustee must, within 90 days after the occurrence of such Default, give to the Holders thereof notice of such Default. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium (if any) on, or the principal of, any Note, except a payment default resulting from an acceleration that has been rescinded, or in respect of a provision that cannot be amended or waived without the consent of the Holder of each outstanding Note. See the discussion below under the caption “—Amendment, Supplement and Waiver.”

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Old Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Old Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 30 days. However, such restrictions do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the interest and premium (if any) on, or principal of, such Note on or after the respective due dates expressed in such Note.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of the obligations of the Company discharged with respect to the Old Notes (“Legal Defeasance”) except for:

(i) the rights of Holders of Old Notes to receive payments in respect of interest or premium (if any) on, or principal of, such Notes when such payments are due from the trust referred to below;

(ii) our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment;

(iii) the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and

(iv) the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture, some of which are described above (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance,

(i) we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, noncallable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the interest or premium (if any) on, or principal of, the Old Notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(ii) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel acceptable to the Trustee confirming that:

(a) we have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the Old Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel acceptable to the Trustee confirming that the Holders of the Old Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(vi) we must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(vii) such Legal Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and

(viii) we must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

Transfer and Exchange

A Holder may transfer or Exchange Notes in accordance with the Indenture. The Trustee will act as paying agent and registrar for the Notes. We, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any Note selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a tender offer or exchange offer for the Notes.

Without the consent of each Holder, an amendment or waiver may not:

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or premium on or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales”);

(iii) reduce the rate of or change the time for payment of interest on any Note;

(iv) waive a Default or Event of Default in the payment of interest or premium (if any) on, or principal of, any Note (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(v) make any Note payable in money other than that stated in the Notes;

(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of interest or premium (if any) on, or principal of, the Notes;

(vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the captions “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales”);

(viii) modify the ranking or priority of the Notes;

(ix) release the Company from any of our obligations under the Indenture other than in accordance with the terms of the Indenture;

(x) eliminate or modify in any manner a Note Guarantor’s obligations with respect to its Note Guarantee which adversely affects Holders in any material respect, except as contemplated in the Indenture;

(xi) make any change in the foregoing amendment and waiver provisions; or

(xii) amend, change or modify in any material respect any of our obligations to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated.

Notwithstanding the foregoing, without the consent of any Holder of Notes, we, the Note Guarantors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of Certificated Notes, to provide for the assumption of our obligations to Holders of Notes in the case of a merger or consolidation, to add Note Guarantees, to issue Add On Notes, and to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the interests of the Holders in any material respect, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Payments for Consent

Neither we nor any of our Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes, unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Concerning the Trustee

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then Old Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to DIMON Incorporated, 512 Bridge Street, Danville, Virginia 24541, Attention: Secretary.

Governing Law

The Indenture and the Notes will be governed by the law of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture.

“2006 Senior Notes” means the $125 million aggregate principal amount of 8 7/8% Senior Notes due 2006 issued by the Company on May 29, 1996.

“2011 Senior Notes” means the $200 million aggregate principal amount of 9 5/8% Senior Notes due 2011 issued by the Company on October 30, 2001.

“Acquired Indebtedness” means, with respect to any specified Person,

(i) any Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, and in either case for purposes of the Indenture, shall be deemed to be incurred by such specified Person at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person or at the time such asset is acquired by such specified Person, as the case may be.

“Add On Notes” has the meaning assigned thereto in the section entitled “Description of Notes—Add On Notes.”

“Advances on Purchases of Tobacco” means loans, advances and extensions of credit made by the Company or any of our Subsidiaries to growers and other suppliers of tobacco (including Affiliates) and tobacco growers’ cooperatives, whether short-term or long-term, in the ordinary course of business to finance the growing or processing of tobacco.

“Affiliate” of any specified Person means:

(i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(ii) any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (i).

For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise;

provided that beneficial ownership of 10% or more of any class or any series of any class of equity securities of a Person, whether or not voting, shall be deemed to be control.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance or other disposition, that does not constitute a Restricted Payment or an Investment, by such Person of any of its assets (including, without limitation, by way of a Sale and Leaseback Transaction and including the issuance, sale or other transfer of any Equity Interests in any Subsidiary) other than to the Company (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance), in each case, in one or a series of related transactions; provided that notwithstanding the foregoing, the term “Asset Sale” shall not include:

(i) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, in accordance with the terms of the covenant entitled “—Merger, Consolidation or Sale of Assets;”

(ii) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice;

(iii) a transfer of assets by the Company to a Wholly Owned Subsidiary of the Company or by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company;

(iv) an issuance of Equity Interests by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company, provided that the consideration paid by the Company or such Wholly Owned Subsidiary of the Company for such Equity Interests shall be deemed to be an Investment; or

(v) the sale or other disposition of cash or Cash Equivalents.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction at the time of determination thereof, the greater of:

(i) the capitalized amount in respect of such transaction that would appear on the face of a balance sheet of the lessee in accordance with GAAP; and

(ii) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means

(i) in the case of a corporation, capital stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(iii) in the case of a partnership, partnership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalent” means

(i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition;

(ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than twelve months from the date of acquisition;

(iii) commercial paper issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition;

(iv) shares of money market mutual funds having assets in excess of $2 billion; and

(v) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks.

“Change of Control” means such time as:

(i) any Person or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the beneficial owner, by way of merger, consolidation or otherwise, of 30% or more of the voting power of the Voting Stock of the Company on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company convertible into or exercisable for Voting Stock of the Company (whether or not such securities are then currently convertible or exercisable);

(ii) the sale, lease or transfer of all or substantially all of the consolidated assets of the Company to any Person or group;

(iii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new members of such Board of Directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the members of such Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors of the Company then in office; or

(iv) the Company consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Company (in each case, whether or not in compliance with the terms of the Indenture), in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the Voting Stock of the Company immediately prior to such consummation shall cease to own a majority of the Voting Stock of the Company or the surviving entity if other than the Company.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum, without duplication, of:

(i) the Consolidated Net Income for such period; plus

(ii) the Consolidated Interest Expense for such period; plus

(iii) amortization of deferred financing charges for such period; plus

(iv) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period); plus

(v) consolidated depreciation, amortization and other noncash charges of such Person and its Subsidiaries required to be reflected as expenses on the books and records of such Person; minus

(vi) cash payments with respect to any nonrecurring, noncash charges previously added back pursuant to clause (v); and excluding

(vii) the impact of foreign currency translations.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other noncash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Subsidiary without prior approval (unless such approval has been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Interest Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Consolidated Interest Expense of such Person and its Subsidiaries for such period. If the Company or any of its Subsidiaries incurs, assumes, guarantees or repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the four-quarter reference period for which the Consolidated Interest Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period, provided, however, that in making such computation on a pro forma basis, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate and which was not actually outstanding during all or any part of such four-quarter reference period shall be computed on a pro forma basis as if the rate in effect on the date of computation (after giving effect to any hedge in respect of such Indebtedness that will, by its terms, remain in effect until the earlier of the maturity of such Indebtedness or the date one year after the date of such determination) had been the applicable rate during that portion of such four-quarter reference period when such Indebtedness was not actually outstanding. For purposes of making the computation referred to above:

(i) acquisitions that have been made by the Company or any of our Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period, or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period;

(ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(iii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

“Consolidated Interest Expense” means, with respect to any Person for any period the consolidated interest expense of such Person and its Subsidiaries for such period determined in accordance with GAAP (net of any interest income), plus, to the extent not included in such interest expense:

(i) amortization of original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and any Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of deferred financing charges for such period;

(ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period;

(iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon); and

(iv) the product of (a) all cash dividend payments (and noncash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof;

(ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (unless such approval has been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(iii) the Net Income of any Person acquired in a pooling of interests transaction for any periods ending on or prior to the date of such acquisition shall be excluded; and

(iv) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (a) all write-ups subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person (other than purchase accounting adjustments made, in connection with any acquisition of any entity that becomes a consolidated Subsidiary of such Person after the date of the Indenture, to the book value of the assets of such entity), (b) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the sum of (i) Consolidated Net Worth, minus (ii) the amount of such Person’s intangible assets at such date, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, patents, trademarks, tradenames, copyrights, franchises, licenses and deferred charges (such as, without limitation, unamortized costs and costs of research and development), all determined for such Person on a consolidated basis in accordance with GAAP.

“Credit Facility” means the Credit Agreement, dated as of October 31, 2001, among the Company as borrower thereunder, Wachovia Bank, National Association (f/k/a First Union National Bank), as administrative agent, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time.

“Debentures” means the $73.3 million aggregate principal amount of 6 ¼% Convertible Subordinated Debentures due March 31, 2007 issued by the Company on April 1, 1997.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Stock” means:

(i) with respect to any Person, Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date which is one year after the latest date on which the Notes mature; and

(ii) with respect to any Subsidiary of such Person, any Capital Stock other than any common stock with no preference, privileges, or redemption or repayment provisions.

“Eligible Inventory” means, as of any date, all inventory of the Company and any of our Subsidiaries, wherever located, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

“Eligible Receivables” means, as of any date, all accounts receivable of the Company and any of our Subsidiaries arising out of the sale of inventory in the ordinary course of business, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), whether outstanding prior to, on or after the date of the Indenture.

“Exempt Affiliate Transactions” means:

(i) transactions between or among the Company and/or its Wholly Owned Subsidiaries;

(ii) advances to officers of the Company or any of our Subsidiaries in the ordinary course of business to provide for the payment of reasonable expenses incurred by such persons in the performance of their responsibilities to the Company or such Subsidiary or in connection with any relocation;

(iii) fees and compensation paid to and indemnity provided on behalf of directors, officers or employees of the Company or any of our Subsidiaries in the ordinary course of business;

(iv) any employment agreement that is in effect on the date of the Indenture in the ordinary course of business and any such agreement entered into by the Company or a Subsidiary of ours after the date of the Indenture in the ordinary course of business of the Company or such Subsidiary; and

(v) any Restricted Payment that is not prohibited by the covenant set forth under the caption “Limitation on Restricted Payments” above.

“Existing Indebtedness” means the Indebtedness of the Company and our Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

“GAAP” means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination, provided that, except as specifically provided in the Indenture, all calculations made for purposes of determining compliance with the covenants set forth in Article IV and Section 5.01 of the Indenture (which include the covenants described above under “Certain Covenants”) shall use GAAP, as in effect as of October 30, 2001 for financial statements for fiscal years ending on or after October 30, 2001, but that for such purposes of determining compliance, GAAP shall not include (i) the requirement to recognize any impairment losses pursuant to Statement of Financial Accounting Standards No. 142 and (ii) the effects of Statements of Financial Accounting Standards Nos. 121 and 133.

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb shall have a correlative meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person entered into in the ordinary course of business under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates, (ii) forward exchange agreements, currency swap, currency option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in foreign currency exchange rates, and (iii) forward contracts, commodity swap, commodity option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in commodity prices.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or Attributable Indebtedness with respect to Sale and Leaseback Transactions, or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

“Investment Grade Rating” means an assigned rating of (i) BBB- or higher by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor (“S&P”); and (ii) Baa3 or higher by Moody’s Investor Service, Inc. or its successor (“Moody’s”).

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding advances to officers and employees of the type specified in clause (ii) of the definition of Exempt Affiliate Transactions), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

“Issue Date” means the date on which the Notes are originally issued.

“Joint Venture” means a single-purpose corporation, partnership or other legal arrangement hereafter formed by the Company or any of our Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person through a separate legal entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Material Domestic Subsidiary” means any of our Subsidiaries which is organized under the laws of the United States of America, any state thereof or the District of Columbia and would constitute a “significant subsidiary” of the Company as defined in Rule 1.02 of Regulation S-X promulgated by the SEC except that for purposes of this definition all reference therein to ten (10) percent shall be deemed to be references to five (5) percent.

“Material Foreign Subsidiary” means any of our Subsidiaries, other than any Subsidiary which is organized under the laws of the United States of America, any state thereof or the District of Columbia,

which constitutes a “significant subsidiary” of the Company as defined in Rule 1.02 of Regulation S-X promulgated by the SEC.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to any Sale and Leaseback Transaction) or (b) the disposition of any securities by such Person or any of its Subsidiaries; or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(ii) any extraordinary gain or loss or any non-cash charge approved by the Company’s Board of Directors, together with any related provision for taxes on such extraordinary gain or loss.

Notwithstanding anything to the contrary contained herein, in calculating net income for the period from April 1, 1996 to October 30, 2001, the restructuring charges incurred in connection with the merger of Dibrell Brothers, Incorporated and Monk-Austin, Inc. on April 1, 1995, shall be excluded from such calculation to the extent such charges do not exceed $38.4 million (which is composed of $23.4 million in various charges for the fiscal year of the Company ended June 30, 1995, additional charges of $5.6 million for the nine months ended March 31, 1996 and an estimated $9.4 million in additional anticipated restructuring charges). In addition, notwithstanding anything to the contrary herein, net income for the period from November 1, 2001 to the Issue Date shall be calculated in accordance with the indenture dated as of October 30, 2001, between the Company and SunTrust Bank, as trustee.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of our Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), taxes paid or payable as a result thereof, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Note Guarantee” means any guarantee of the Company’s Obligations under the Notes and the Indenture provided by a Material Domestic Subsidiary pursuant to the Indenture.

“Note Guarantor” means any Material Domestic Subsidiary which provides a Note Guarantee pursuant to the Indenture until such time as its Note Guarantee is released in accordance with the Indenture.

“Obligations” means any principal, premiums, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Investments” means:

(i) any Investments in the Company;

(ii) any Investments in Cash Equivalents;

(iii) Investments made as a result of the receipt of noncash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Certain Covenants—Limitation on Asset Sales;”

(iv) Investments (other than Advances on Purchases of Tobacco) outstanding as of the date of the Indenture;

(v) Investments in Wholly Owned Subsidiaries of the Company and any entity that:

(a) is engaged in the same or a similar line of business as the Company or any of our Subsidiaries was engaged in on the date of the Indenture and which has not been discontinued on or prior to the date of such Investment or any reasonable extensions or expansions thereof; and

(b) as a result of such Investment, is a Wholly Owned Subsidiary of the Company;

(vi) investments made in the ordinary course of business in export notes, trade credit assignments, bankers’ acceptances, guarantees and instruments of a similar nature issued in connection with the financing of international trading transactions by:

(a) any commercial bank or trust company (or any Affiliate thereof) organized under the laws of the United States of America, any state thereof, or the District of Columbia having capital and surplus in excess of $100 million; or

(b) any international bank of recognized standing ranking among the world’s 100 largest commercial banks in terms of total assets; and

(vii) any Advances on Purchases of Tobacco, but only to the extent that the aggregate principal amount of such advances outstanding at any time, including advances outstanding as of the Issue Date, to any Person and such Person’s Affiliates does not exceed 15% of the Consolidated Tangible Net Worth of the Company for the most recently ended fiscal quarter for which internal financial statements are available.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of our Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of our Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness (a) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (b) does not have a stated maturity earlier than the stated maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (c) does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or a Subsidiary of ours) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Subsidiary of ours) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under “—Change of Control” above; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary of ours who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Purchase Money Obligation” of any Person means any obligation of such Person to any seller or any other Person incurred or assumed to finance the construction and/or acquisition of real or personal property constituting plant or equipment to be used in the business of such Person or any of its Subsidiaries (excluding accounts payable to trade creditors incurred in the ordinary course of business), which obligation is secured by a Lien on such property constructed or acquired.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 180 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“U.S. Government Obligations” means (i) securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and (ii) depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (i) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depositary receipt.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payments at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or, in the case of Subsidiaries that are not organized under the laws of the United States of America, any state thereof or the District of Columbia, by one or more nominees of such Person.

Book-Entry; Delivery And Form

The Exchange Notes will be issued in the form of a global note (the “Global Note”). The Global Note will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Note may be transferred in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Note directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

Exchange Notes that are issued as described below under “—Certificated Exchange Notes” will be issued in definitive form. Upon the transfer of an exchange note in definitive form, such exchange note will, unless the Global Note has previously been exchanged for Exchange Notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of Exchange Notes being transferred.

Certain Book-Entry Procedures for the Global Note

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York

•	a “banking organization” within the meaning of the New York Banking Law

•	a member of the Federal Reserve System

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act

DTC was created to hold securities for its participants (collectively, the “Participants”) and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s Participants include securities brokers and dealers (including the initial purchasers of the Old Notes), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

We expect that pursuant to procedures established by DTC:

•	upon deposit of the Global Note, DTC will credit the accounts of Participants with an interest in the Global Note, and

•	ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants)

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Exchange Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest. For certain other restrictions on the transferability of the Notes, see “-Certificated Exchange Notes.”

So long as DTC or its nominee is the registered owner of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Note (i) will not be entitled to have Exchange Notes represented by such Global Note registered in their names, (ii) will not receive or be entitled to receive physical delivery of certificated notes, and (iii) will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder.

As a result, each holder owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Exchange Notes under the Indenture or such Global Note. We understand that under existing industry practice, in the event that we request any action of holders of Exchange Notes, or a holder that is an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Trustee nor we will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Exchange Notes.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interest in a Global Security by or through a Euroclear or Clearstream Luxembourg participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date. DTC, Euroclear and Clearstream Luxembourg are under no obligation to perform or to continue to perform the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC, Euroclear and Clearstream Luxembourg, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this prospectus concerning DTC, Euroclear and Clearstream Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we have not independently verified this information.

Certificated Exchange Notes

If:

•	DTC (1) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company fails to appoint a successor depositary or (2) has ceased to be a clearing agency registered under the Exchange Act;

•	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Exchange Notes in certificated form; or

•	certain other events provided in the Indenture should occur,

then, upon surrender by DTC of the Global Note, certificated Exchange Notes in definitive form in denominations of U.S. $1,000 and integral multiples thereof will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Note. Upon any such issuance, the Trustee is required to register such certificated Exchange Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of DTC or its nominee.

Neither we nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Exchange Notes and we and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following general discussion summarizes material U.S. federal income and, for certain foreign persons, estate tax aspects of the purchase, ownership and disposition of the notes as of the date hereof. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the notes. This discussion also does not address the U.S. federal income tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	insurance companies;

•	persons that hold the notes as part of a “straddle,” a “hedge” against currency risk or a “conversion transaction;”

•	persons that have a “functional currency” other than the U.S. dollar; and

•	pass-through entities (e.g., partnerships and grantor trusts) or investors who hold the notes through pass-through entities.

In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchased the Old Notes for cash, at their original issue price, and does not address the tax consequences to subsequent purchasers of the notes. It does not describe any tax consequences relating to the Add On Notes or arising out of the tax laws of any state, local or foreign jurisdiction.

This discussion is based upon the Internal Revenue Code, regulations of the Treasury Department, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any rulings or opinions from the IRS or counsel regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

Exchange Offer

Because the Exchange Notes will be identical to the Old Notes in all relevant economic respects, the exchange of the Old Notes for the Exchange Notes will not be treated as an exchange for United States federal income tax purposes. Consequently, there will be no United States federal income tax consequences to the exchange, and holders of the exchange notes will continue to account for the notes for federal income tax purposes as if the exchange had not taken place. A holder will have the same tax basis and holding period in the Exchange Note as it does in the Old Note.

U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a “U.S. holder,” which means a beneficial owner of a note that is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States or any of its political subdivisions;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its sources; or

•	a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

Certain U.S. federal income tax consequences relevant to a holder other than a U.S. holder are discussed separately below.

Taxation of Stated Interest. You must generally pay federal income tax on the interest on the notes:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes. You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note (other than an exchange of Old Notes for Exchange Notes). The amount of your gain or loss equals the difference between the amount you receive for the note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the note, minus your adjusted tax basis in the note. Your initial tax basis in a note equals the price you paid for the note.

Any such gain or loss on a taxable disposition of a note as described in the foregoing paragraph will generally constitute capital gain or loss and will be long-term capital gain or loss if you hold such note for more than one year.

Information Reporting and Backup Withholding. U.S. holders of notes may be subject, under certain circumstances, to information reporting and backup withholding on cash payments of principal and premium, if any, and interest and on the gross proceeds from dispositions of notes. Backup withholding applies only if the U.S. holder:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	fails to report properly interest; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that it is not subject to backup withholding.

Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit, and may entitle such holder to a refund, against such U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the notes.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is not a U.S. holder (a “non-U.S. holder”).

Subject to the discussion of backup withholding below, payments of interest on a note to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that:

•	the holder is not:

•	an actual or constructive owner of 10% or more of the total voting power of all our voting stock;

•	a controlled foreign corporation related (directly or indirectly) to us through stock ownership; or

•	a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•	we or our paying agent receives:

•	from the non-U.S. holder, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury, which provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder of the note is a non-U.S. holder; or

•	from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a “financial institution”) on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) is furnished to the payor.

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax.

If the payments of interest on a note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if paid to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with appropriate certification.

Non-U.S. holders should consult their tax advisors about any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange or Redemption of Notes. Subject to the discussion of backup withholding, any gain realized by a non-U.S. holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied; or

•	the non-U.S. holder is subject to tax under provisions of U.S. federal tax law applicable to certain U.S. expatriates.

Federal Estate Tax. A note held or treated as held by an individual who is a non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock and (2) income on the note was not effectively connected with the conduct of such non-U.S. holder of a trade or business within the United States.

Information Reporting and Backup Withholding. Principal and interest paid on the notes and proceeds from the sale, exchange, retirement or other disposition of notes may be subject to information reporting and to backup withholding. Backup withholding generally will not apply, however, if the payee furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or if the payee is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund if the required information is furnished to the IRS.

The Treasury Department has issued final regulations relating to withholding, backup withholding and information reporting that unify current certification procedures and forms and clarify certain standards. These regulations are complex and this summary does not completely describe them. Prospective non-U.S. holders are urged to consult with their own tax advisors to determine how these regulations will affect their particular circumstances.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date for this exchange offer, we will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until              2003, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer we will promptly send additional copies of this Prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Old Notes other than dealers’ and brokers’ discounts, commissions and counsel fees) and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Prior to the exchange offer, there has been no public market for the Old Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes develops, the market value of the Exchange Notes will depend on market conditions (including yields on alternative investments and general economic conditions), our financial condition and other conditions. Those conditions might cause the Exchange Notes, to the extent that they are actively traded, to trade at a significant discount from face value. We have not entered into any arrangement or understanding with any person to distribute the Exchange Notes to be received in the exchange offer.

We have not agreed to compensate broker-dealers who effect the exchange of Old Notes on behalf of holders.

LEGAL MATTERS

Certain legal matters in connection with the Exchange Notes and the guarantees offered hereby will be passed upon for us by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements of DIMON Incorporated and subsidiaries at June 30, 2003 and 2002, and for each of the three years in the period ended June 30, 2003, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing and incorporated by reference elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” the documents listed below that we have filed with the SEC under the informational requirements of the Securities Exchange Act of 1934, which means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference:

•	Our Annual Report on Form 10-K for the year ended June 30, 2003.

All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this exchange offer will, from the date of filing such documents, automatically update and supersede information contained in this prospectus as if that information were included in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. These documents are or will be available for inspection or copying of the locations identified above under the caption “Where You Can Find More Information.”

We will provide without charge to each person, including each beneficial owner of Old Notes, to whom a prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference but not delivered with this prospectus. Written requests should be sent to:

DIMON Incorporated

512 Bridge Street

Danville, Virginia 24541

Attention: Investor Relations

Oral requests should be made by telephoning (434) 792-7511.

In order to obtain timely delivery, you must request the information no later than five business days before you must make your investment decision.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Virginia Stock Corporation Act permits and the Amended and Restated Articles of Incorporation of DIMON Incorporated (the “Registrant”) require, indemnification of the directors and officers of the Registrant in a variety of circumstances, which may include liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Articles of the Registrant require indemnification of directors and officers with respect to any liability, expenses incurred by them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Articles of the Registrant provide that, to the full extent, the Virginia Stock Corporation Act permits elimination of the liability of directors of officers; no director or officer of the Registrant shall be liable to the Registrant or its shareholders for any monetary damages. The Registrant may purchase insurance on behalf of directors, officers, employees and agents that may cover liabilities under the Securities Act.

Item 21.	Exhibits and Financial Data Schedules

The following is a list of all the exhibits filed herewith or incorporated by reference as part of the Registration Statement.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	Amended and Restated Articles of Incorporation of DIMON Incorporated (incorporated herein by reference to Appendix VII to DIMON Incorporated’s Joint Proxy Statement filed pursuant to Rule 424(b) in connection with DIMON Incorporated’s Registration Statement on Form S-4 (File No. 33-89780)).

3.2	Amended and Restated Bylaws, as amended, of DIMON Incorporated effective February 20, 2001 (incorporated herein by reference to Exhibit 3 to DIMON Incorporated’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

4.1	Indenture dated as of May 30, 2003 among DIMON Incorporated, as issuer and SunTrust Bank, as trustee (incorporated by herein reference to Exhibit 4.07 to DIMON Incorporated’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003).

4.2	Registration Rights Agreement, dated May 30, 2003, by and among DIMON Incorporated and Wachovia Securities, Inc. (incorporated herein by reference to Exhibit 4.08 to DIMON Incorporated’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003).

4.3	Form of Global Note for 7¾% Senior Notes due 2013 (incorporate herein by reference from Exhibit 4.09 to DIMON Incorporated’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003).

5*	Opinion of Hunton & Williams as to the legality of the securities.

12	Ratio of Earnings to Fixed Charges (incorporate herein by reference from Exhibit 12 to DIMON Incorporated’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Hunton & Williams (included in Exhibit 5).

24*	Power of Attorney (included on the signature page)

25*	Statement of Eligibility and Qualification on Form T-1 of SunTrust Bank, as Trustee under the Indenture

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Registered Holders

99.3*	Form of Letter to Clients

99.4*	Form of Notice of Guaranteed Delivery

*	Filed herewith.

Item 22. Undertakings

A. The undersigned registrants hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information described in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price described in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to the information in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each the post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which have not been exchanged at the termination of this exchange offer.

B. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

D. The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of the request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of that registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danville, Commonwealth of Virginia, on this day 27th of August 2003.

DIMON INCORPORATED

By	/s/ Brian J. Harker
Brian J. Harker Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints James A. Cooley and Thomas G. Reynolds, and each of them (with full power to act alone) as true and lawful attorneys-in-fact, and stead, in any and all capacities, to sign any amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on August 27, 2003.

By	/s/ Brian J. Harker	By	/s/ Norman A. Scher
	Brian J. Harker Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)		Norman A. Scher Director

By	/s/ Steve B. Daniels	By	/s/ Henry F. Frigon
	Steve B. Daniels President and Chief Operating Officer (Principal Operating Officer)		Henry F. Frigon Director

By	/s/ James A. Cooley	By	/s/ John M. Hines
	James A. Cooley Senior Vice President-Chief Financial Officer (Principal Financial Officer)		John M. Hines Director

By	/s/ Thomas G. Reynolds	By	/s/ R. Stuart Dickson
	Thomas G. Reynolds Vice President-Controller (Principal Accounting Officer)		R. Stuart Dickson Director

By	/s/ Joseph L. Lanier, Jr.	By	/s/ Martin R. Wade III
	Joseph L. Lanier, Jr. Director		Martin R. Wade III Director

By	/s/ Albert C. Monk III	By	/s/ Hans B. Amell
	Albert C. Monk III Director		Hans B. Amell Director

By	/s/ Thomas F. Keller	By
	Thomas F. Keller Director		C. Richard Green, Jr. Director

By	James E. Johnson, Jr.	By
	James E. Johnson, Jr. Director		William R. Slee Director

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	Amended and Restated Articles of Incorporation of DIMON Incorporated (incorporated herein by reference to Appendix VII to DIMON Incorporated’s Joint Proxy Statement filed pursuant to Rule 424(b) in connection with DIMON Incorporated’s Registration Statement on Form S-4 (File No. 33-89780)).

3.2	Amended and Restated Bylaws, as amended, of DIMON Incorporated effective February 20, 2001 (incorporated herein by reference to Exhibit 3 to DIMON Incorporated’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

4.1	Indenture dated as of May 30, 2003 among DIMON Incorporated, as issuer and SunTrust Bank, as trustee (incorporated by herein reference to Exhibit 4.07 to DIMON Incorporated’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003).

4.2	Registration Rights Agreement, dated May 30, 2003, by and among DIMON Incorporated and Wachovia Securities, Inc. (incorporated herein by reference to Exhibit 4.08 to DIMON Incorporated’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003).

4.3	Form of Global Note for 7¾% Senior Notes due 2013 (incorporate herein by reference from Exhibit 4.09 to DIMON Incorporated’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003).

5*	Opinion of Hunton & Williams as to the legality of the securities.

12	Ratio of Earnings to Fixed Charges (incorporate herein by reference from Exhibit 12 to DIMON Incorporated’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Hunton & Williams (included in Exhibit 5).

24*	Power of Attorney (included on the signature page)

25*	Statement of Eligibility and Qualification on Form T-1 of SunTrust Bank, as Trustee under the Indenture

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Registered Holders

99.3*	Form of Letter to Clients

99.4*	Form of Notice of Guaranteed Delivery

* Filed herewith.